Exhibit 10.2

C3J Therapeutics, Inc.
4503 Glencoe Avenue	(310) 665-2928 Tel.
Marina del Rey, CA 90292	(310) 665-2963 Fax.
www.c3-jian.com

Mr. Todd Patrick	October 1, 2018
9029 NE 36th Street
Yarrow Point, WA 98004

Re: Extension of your Employment Agreement

Dear Todd:

On behalf of C3J Therapeutics, Inc., (the "Company"), I am pleased to confirm the continued employment of you as the Company’s President and Chief Executive Officer, reporting to our board of directors (the "Board"). This letter sets out the terms of your employment with the Company, which will continue uninterrupted in the same manner as you have been employed since November 1, 2010, subject now to the terms of this letter starting on October 1, 2018 the ("Start Date").

You will be paid an annual Base Salary of $412,000 for each year (payable bi-weekly) less applicable tax and other withholdings. Other than as outlined below, any future adjustments to compensation, if any, will be made by the Company in its sole discretion. You may also be eligible to earn an annual cash bonus, in accordance with a milestone based structure to be established by the Board, enabling you to earn between 50% and 100% of the amount of your Base Salary based on your achievement of such milestones, as determined by the Board in its sole discretion. You must be an employee of the Company on December 31st of a particular calendar year in order to be eligible to receive a cash bonus for such year.

Upon the completion of a corporate partnership, equity financing, debt, grants or a combination of one or more of various financing structures, sufficient to fund the Company for at least twenty-four (24) months, your Base Salary shall be increased to $550,000 paid retroactively to January 1, 2018. The increased Base Salary and retroactive payment must be included in the calculation when determining whether the funds received provides a 24 month run way for the Company.

All stock options and Restricted Share Awards that you have previously been granted will continue in effect. There are no new grants or awards in connection with this revised employment agreement.

As President and Chief Executive Officer, you also agree to serve as the "then-sitting Chief Executive Officer" member of the Board in accordance with Section 3.1(e) of that certain Second Amended and Restated Investors' Rights Agreement by and among the Company and the other parties thereto, dated December 21, 2009.

C3J Therapeutics, Inc.
4503 Glencoe Avenue	(310) 665-2928 Tel.
Marina del Rey, CA 90292	(310) 665-2963 Fax.
www.c3-jian.com

You will also be eligible for all fringe benefit plans available to other full-time Company employees, including health and dental insurance coverage for you, your spouse and your dependent children, 40l(k) plan and benefit programs, in accordance with the Company's benefit plans and policies. You will receive 5 weeks of vacation annually. To the extent that you do not use all of your vacation in a given year, you will be permitted to accrue up to a cap of 1.5 times your annual accrual rate of vacation, at which time you will cease accruing any vacation until you use some and drop below the cap. The Company reserves the right to change or eliminate these benefits on a prospective basis at any time.

As a condition of your employment, the Company's standard form of employee nondisclosure and assignment agreement, which you have already executed, will remain in full force and effect.

The term of this employment agreement is for three (3) years from the start date of October 1, 2018. If the Company terminates you without Cause (as defined in the stock option plan) or you resign for Good Reason (as defined below), then the Company shall compensate you with a severance payment equal to your Base Salary plus 50% bonus (the bonus to be paid whether earned or unearned) for the then remaining term of this contract, or through September 30, 2021. Such payment to be lengthened to a minimum of one year or twelve (12) months of Base Salary and bonus, if your termination occurs during any month during the 2021 calendar year. Any such severance payment will be made in full at the next normal payroll period of the Company, less applicable taxandother withholdings.

"Good Reason" shall mean your resignation due to either a) a Change of Control or in the event of a consolidation or merger with a third party even if there is no Change of Control (in either case a “Corporate Transaction”) or b) either of the following (i) a material diminution of your title, position, duties or responsibilities; or (ii) the involuntary relocation of your primary office location to more than fifty (50) miles from your present home in Yarrow Point, WA.

If in the reasonable opinion of the Board, the severance payment outlined above would have a negative impact on a potential Corporate Transaction, then you and the Board will work out a payment schedule that could extend the severance payments to match monthly payments running the full length of this agreement. In this case, you will continue to earn fringe benefits for the length of the agreement and will be offered a prestigious position (board or consulting) in the new entity that results from the Corporate Transaction.

In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claim of breach of contract, defamation, wrongful termination or age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment), you and the Company agree that such dispute or claim shall be fully resolved by confidential, binding arbitration conducted by a single arbitrator through the American Arbitration Association ("AAA") under the AAA's National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA's website at www.adr.org. You and the Company hereby waive your respective rights to have any such dispute or claim tried before a judge or jury.

C3J Therapeutics, Inc.
4503 Glencoe Avenue	(310) 665-2928 Tel.
Marina del Rey, CA 90292	(310) 665-2963 Fax.
www.c3-jian.com

This agreement, and the non-disclosure and assignment agreement referred to above, constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company (with the exception of your existing stock option agreements, Restricted Share Award agreements, which shall remain in force in accordance with their terms). The provisions of this agreement may only be modified by a document signed by you and an authorized representative of the Company.

This agreement shall be binding upon you and the Company and any its successors or assigns. This agreement will be binding upon the remaining entity resulting from any Corporate Transaction.

Todd, we look forward to continuing your role as the full-time leader of the management team at C3J Therapeutics and our wholly owned subsidiary C3 Jian, LLC. Please sign and date this letter in the space provided below to acknowledge your acceptance of the terms of this agreement.

Sincerely, C3J Therapeutics, Inc.

By,	/s/ H. Stewart Parker

H. Stewart Parker
Chair of the Board of Directors

I agree to and accept employment with C3J Therapeutics, Inc. on the terms and conditions set forth in this letter agreement, effective as of October 1, 2018.

Date: October 1, 2018

/s/ Todd Patrick
Todd Patrick